Exhibit 99.1
CINEMARK HOLDINGS, INC. REPORTS Q2 2010 ADJUSTED EBITDA OF $125.1 MILLION ON REVENUES
OF $539.4 MILLION
Plano, TX, August 5, 2010 — Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three and six months ended June 30, 2010.
Cinemark Holdings, Inc.’s revenues for the three months ended June 30, 2010 increased 4.2% to $539.4 million from $517.5 million for the three months ended June 30, 2009. For the three months ended June 30, 2010, admissions revenues increased 4.1% to $353.1 million and concession revenues increased 4.0% to $165.2 million. The increases were primarily related to a 5.8% increase in average ticket price and a 5.4% increase in concession revenues per patron, partially offset by a 1.5% decline in attendance.
Adjusted EBITDA for the three months ended June 30, 2010 increased 3.6% to $125.1 million from $120.8 million for the three months ended June 30, 2009. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income attributable to Cinemark Holdings, Inc. for the three months ended June 30, 2010 increased 112.3% to $39.7 million compared to $18.7 million for the three months ended June 30, 2009. Net income for the three months ended June 30, 2009 included a loss on early retirement of debt of approximately $26.8 million, before income taxes.
“We again achieved strong, industry-leading results. This is the seventh straight quarter that our domestic box office performance has exceeded industry performance. In addition, our international circuit continued to be an important factor in driving our worldwide revenue and Adjusted EBITDA growth,” stated Cinemark Chief Executive Officer Alan Stock. “The Company’s digital cinema rollout is well underway with Barco projectors and Real D 3D systems being installed to expand our 3D footprint. In response to increasing customer demand and an expanding 3D slate, we now expect to install 3D systems in approximately 40-50% of our worldwide screens. Once this installation process is completed we will begin converting all of our remaining screens to digital. We are excited by the performance of Cinemark’s XD Extreme Digital Cinema auditoriums, and are actively expanding that footprint both domestically and internationally.”
Cinemark Holdings, Inc.’s revenues for the six months ended June 30, 2010 increased 11.9% to $1,056.0 million from $943.3 million for the six months ended June 30, 2009. During the six months ended June 30, 2010, admissions revenues increased 12.5% to $696.1 million and concession revenues increased 10.2% to $318.3 million. The increases were primarily related to a 3.0% increase in attendance, a 9.1% increase in average ticket price and a 6.8% increase in concession revenues per patron.
Adjusted EBITDA for the six months ended June 30, 2010 increased 12.8% to $246.9 million from $218.8 million for the six months ended June 30, 2009. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income attributable to Cinemark Holdings, Inc. for the six months ended June 30, 2010 increased 106.6% to $74.8 million compared to $36.2 million for the six months ended June 30, 2009. Net income for the six months ended June 30, 2009 included a loss on early retirement of debt of approximately $26.8 million, before income taxes.
On June 30, 2010, the Company’s aggregate screen count was 4,907. As of June 30, 2010, the Company had signed commitments to open 10 new theatres with 97 screens by the end of 2010 and open 12 new theatres with 126 screens subsequent to 2010.
Conference Call/Webcast — Today at 8:30 AM ET
Telephone: via 800/374-1346 or 706/679-3149 (for international callers).
Live Webcast/Replay: available live at www.cinemark.com in the Investor Relations section and archived for a limited time immediately following the call.
Call Replay: until August 8, 2010 via 800/642-1687 or 706/645-9291, passcode: 91767430.

About Cinemark Holdings, Inc.
Cinemark is a leading domestic and international motion picture exhibitor, operating 425 theatres with 4,907 screens in 39 U.S. states, one Canadian province, Brazil, Mexico and 11 other Latin American countries as of June 30, 2010. For more information go to www.cinemark.com.
Contacts:
Robert Copple — 972/665-1500
Robert Rinderman — Jaffoni & Collins — 212/835-8500 or CNK@jcir.com
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed March 10, 2010 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Statement of income data:
Revenues
Admissions	$353,085	$339,088	$696,075	$618,971
Concession	165,230	158,926	318,334	288,957
Other	21,054	19,494	41,591	35,380

Total revenues	539,369	517,508	1,056,000	943,308

Cost of operations
Film rentals and advertising	193,550	190,826	382,369	337,952
Concession supplies	24,494	24,027	46,900	43,744
Facility lease expense	61,990	59,195	124,705	114,933
Other theatre operating expenses	113,898	106,238	221,661	199,316
General and administrative expenses	24,946	23,675	50,476	45,463
Depreciation and amortization	34,915	37,881	69,006	74,337
Impairment of long-lived assets	4,688	3,930	5,035	4,969
Loss on sale of assets and other	1,191	1,186	4,358	1,458

Total cost of operations	459,672	446,958	904,510	822,172

Operating income	79,697	70,550	151,490	121,136

Interest expense (1)	(28,605)	(25,649)	(54,615)	(51,113)
Distributions from NCM	1,332	5,027	11,278	11,606
Loss on early retirement of debt	—	(26,795)	—	(26,795)
Other income (expense)	(1,454)	994	(642)	2,287

Income before income taxes	50,970	24,127	107,511	57,121
Income taxes	10,211	4,320	30,041	18,963

Net income	$40,759	$19,807	$77,470	$38,158
Less: Net income attributable to noncontrolling interests	1,077	1,137	2,695	1,923

Net income attributable to Cinemark Holdings, Inc.	$39,682	$18,670	$74,775	$36,235

Earnings per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.35	$0.17	$0.67	$0.33

Diluted	$0.35	$0.17	$0.67	$0.33

Weighted average diluted shares outstanding	111,552	110,266	111,299	109,922

Other financial data:
Adjusted EBITDA (2)	$125,116	$120,792	$246,897	$218,780

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to net income is provided in the financial schedules accompanying this press release.

	As of	As of
	June 30,	December 31,
	2010	2009
Balance sheet data:
Cash and cash equivalents	$435,770	$437,936
Theatre properties and equipment, net	1,184,254	1,219,588
Total assets	3,305,151	3,276,448
Long-term debt, including current portion	1,537,917	1,543,705
Equity	959,934	914,628

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Other operating data:
Attendance (patrons):
Domestic	41,658	43,922	81,231	81,190
International	18,526	17,198	37,460	34,053

Worldwide	60,184	61,120	118,691	115,243

Average ticket price (in dollars):
Domestic	$6.47	$6.29	$6.51	$6.18
International	$4.51	$3.66	$4.47	$3.45
Worldwide	$5.87	$5.55	$5.86	$5.37

Concession revenues per patron (in dollars):
Domestic	$3.12	$2.99	$3.06	$2.92
International	$1.91	$1.61	$1.87	$1.52
Worldwide	$2.74	$2.60	$2.68	$2.51

Average screen count (month end average):
Domestic	3,827	3,825	3,827	3,789
International	1,070	1,037	1,068	1,037

Worldwide	4,897	4,862	4,895	4,826

Segment Information
(unaudited, in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues
U.S.	$410,964	$419,575	$799,579	$761,019
International	129,641	98,962	258,912	184,158
Eliminations	(1,236)	(1,029)	(2,491)	(1,869)

Total revenues	$539,369	$517,508	$1,056,000	$943,308

Adjusted EBITDA (1)
U.S.	$96,548	$100,576	$185,953	$182,295
International	28,568	20,216	60,944	36,485

Total adjusted EBITDA	$125,116	$120,792	$246,897	$218,780

Capital expenditures
U.S.	$23,508	$27,171	$36,008	$43,422
International	13,935	10,875	20,952	17,496

Total capital expenditures	$37,443	$38,046	$56,960	$60,918

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income	$40,759	$19,807	$77,470	$38,158
Income taxes	10,211	4,320	30,041	18,963
Interest expense	28,605	25,649	54,615	51,113
Loss on early retirement of debt	—	26,795	—	26,795
Other (income) expense	1,454	(994)	642	(2,287)
Depreciation and amortization	34,915	37,881	69,006	74,337
Impairment of long-lived assets	4,688	3,930	5,035	4,969
Loss on sale of assets and other	1,191	1,186	4,358	1,458
Deferred lease expenses — theatres (2)	801	1,034	1,551	2,121
Deferred lease expenses — DCIP equipment (3)	113	—	146	—
Amortization of long-term prepaid rents (2)	438	360	779	750
Share based awards compensation expense (4)	1,941	824	3,254	2,403

Adjusted EBITDA (1)	$125,116	$120,792	$246,897	$218,780

(1)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, loss on early retirement of debt, other (income) expense, depreciation and amortization, impairment of long-lived assets, loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

(2)	Non-cash expense included in facility lease expense.

(3)	Non-cash expense included in other theatre operating expenses.

(4)	Non-cash expense included in general and administrative expenses.

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